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                           A.S.V., Inc. and Subsidiary
                 Exhibit 11 - Computation of Earnings per Share
                   Three Months Ended March 31, 2000 and 1999

                                                        2000         1999
                                                     ----------   ----------
Basic
   Earnings
     Net earnings ................................   $  416,761   $  648,947
                                                     ==========   ==========

   Shares
     Weighted average number of common
       shares outstanding ........................    9,688,861    9,314,156
                                                     ==========   ==========

   Earnings per common share .....................   $      .04   $      .07
                                                     ==========   ==========

Diluted
   Earnings
     Net earnings ................................   $  416,761   $  648,947
                                                     ==========   ==========

   Shares
     Weighted average number of common
       shares outstanding ........................    9,688,861    9,314,156
     Assuming exercise of options and warrants
       reduced by the number of shares which could
       have been purchased with the proceeds from
       the exercise of such options and warrants .      266,179      365,733
                                                     ----------   ----------

     Weighted average number of common and
       common equivalent shares outstanding ......    9,955,040    9,679,889
                                                     ==========   ==========

   Earnings per common share .....................   $      .04   $      .07
                                                     ==========   ==========